EXHIBIT 4(a)(1)


                      RESTATED CERTIFICATE OF INCORPORATION

                                       of

                         THE BEAR STEARNS COMPANIES INC.


         THE BEAR STEARNS COMPANIES INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         I. The name of the corporation is THE BEAR STEARNS COMPANIES INC., and the name under which the corporation was originally incorporated is THE BEAR STEARNS CORPORATION (DELAWARE).

         The date of filing of its original Certificate of Incorporation with the Secretary of State was August 21, 1985.

         II. This Restated Certificate of Incorporation filed with the Secretary of State only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

         III. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:


                                    ARTICLE I

                                      NAME

                  The name of the corporation (hereinafter referred to as the "Corporation") is

                         THE BEAR STEARNS COMPANIES INC.



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                                   ARTICLE II

                            ADDRESS: REGISTERED AGENT

                  The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is THE CORPORATION TRUST COMPANY.


                                   ARTICLE III

                                    PURPOSES

                  The nature of the business and purposes to be conducted or promoted by the Corporation are to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                   ARTICLE IV

                                 CAPITALIZATION

                  The total number of shares which the Corporation shall have authority to issue is Two Hundred Ten Million (210,000,000) shares, consisting of Ten Million (10,000,000) shares of Preferred Stock, of the par value of One Dollar ($1.00) per share (hereinafter called "Preferred Stock"), and Two Hundred Million (200,000,000) shares of Common Stock, of the par value of One Dollar ($1.00) per share (hereinafter called "Common Stock").


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                                    ARTICLE V

                             RIGHTS OF STOCKHOLDERS

                  The Preferred Stock and the Common Stock shall have the following voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions.

A.  Preferred Stock.

                  1. The Preferred Stock may be issued from time to time in one or more series, each of such series to have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed herein, or in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

                  2. Authority is hereby granted to the Board of Directors, subject to the provisions of this Article V, to create one or more series of Preferred Stock and, with respect to each such series, to fix by resolution or resolutions providing for the issue of such series:

                  (a) the number of shares to constitute such series and the distinctive designation thereof;

                  (b) the dividend rate on the shares of such series, the dividend payment dates, the periods in respect of which dividends are payable ("Dividend Periods"), whether such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

                  (c) whether the shares of such series shall be redeemable and, if redeemable, on what terms, including the redemption price or prices which the shares of such series shall be entitled to receive upon the redemption thereof;


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                  (d) whether the shares of such series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund or funds be established, the amount thereof and the terms and provisions relative to the operation thereof;

                  (e) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or rate or rates, or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;

                  (f) the preferences, if any, and the amounts thereof, which the shares of such series shall be entitled to receive upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

                  (g) the voting power, if any, of the shares of such series;
and

                  (h) such other terms, conditions, special rights and provisions as may seem advisable to the Board of Directors.

                  Notwithstanding the fixing of the number of shares constituting a particular series upon the issuance thereof, the Board of Directors at any time thereafter may authorize the issuance of additional shares of the same series.

                  3. No dividend shall be declared and set apart for payment on any series of Preferred Stock in respect of any Dividend Period unless there shall likewise be or have been paid, or declared and set apart for payment, on all shares of Preferred Stock of each other series entitled to cumulative dividends at the time outstanding which rank equally as to dividends with the series in question, dividends ratably in accordance with the sums which would be payable on the said shares through the end of the last preceding Dividend Period if all dividends were declared and paid in full.


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                  4. If, upon the dissolution, liquidation or winding up of the
Corporation, the assets of the Corporation distributable among the holders of any one or more series of Preferred Stock which (i) are entitled to a preference over the holders of the Common Stock upon such dissolution, liquidation or winding up, and (ii) rank equally in connection with any such distribution, shall be insufficient to pay in full the preferential amount to which the holders of such shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of the Preferred Stock ratably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

                  5. Neither the merger or consolidation of the Corporation with or into another corporation nor any sale, lease, conveyance or other disposition of all or substantially all of the property, business or assets of the Corporation shall be deemed to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Article V.

                  6. In the event that the Preferred Stock of any series shall be redeemable, then, at the option of the Board of Directors, the Corporation may, at such time or times as may be specified herein or by a resolution or resolutions of the Board of Directors as provided in paragraph (c) of Section 2 of Part A of this Article V, redeem all, or any number less than all, of the outstanding shares of such series at the redemption price thereof and on the other terms fixed herein or by a resolution or resolutions of the Board of Directors as provided in said paragraph (c).


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                  7. Subject to any applicable provisions of the General
Corporation Law of the State of Delaware, shares of Preferred Stock that have been issued and reacquired in any manner by the Corporation (excluding, until the Corporation elects to retire them, shares that are held as treasury shares but including shares redeemed and shares purchased and retired, whether through the operation of a retirement or sinking fund, or otherwise) may have the status of authorized and unissued shares of Preferred Stock, and may be reissued as a part of the series of which they were originally a part or be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in any resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock.

B. Common Stock.

                  1. Subject to the provisions of Part A of this Article V, holders of Common Stock shall be entitled to receive such dividends as may be declared thereon from time to time by the Board of Directors in its discretion from any assets legally available for the payment of dividends.

                  2. In the event of the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, after distribution to the holders of all shares of Preferred Stock which shall be entitled to a preference over the holders of Common Stock of the full preferential amounts to which the holders of Preferred Stock are entitled, the holders of Common Stock shall be entitled to share ratably in the distribution of the assets of the Corporation or the proceeds thereof.


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                  3. Except as herein otherwise expressly provided and as
otherwise required by law, all shares of Common Stock shall have equal voting rights and the holders of such shares shall have one vote, in person or by proxy, for each share thereof held.

C.  Preemptive Rights.

                  No holder of stock of any class of the Corporation shall be entitled to any preemptive right to subscribe for or purchase any shares of stock of any class or series, whether now or hereafter authorized, or any bonds, debentures or other securities or evidences of indebtedness, whether or not convertible into or exchangeable for stock, but shares of stock of any class, or bonds, debentures or other securities or evidences of indebtedness may be issued, sold or otherwise disposed of by the Board of Directors on such terms and for such consideration, so far as may be permitted by law, and to such person or persons as the Board of Directors in its absolute discretion may deem advisable.


                                   ARTICLE VI

                             ACTION BY STOCKHOLDERS;
                             STOCKHOLDERS' MEETINGS

                  1. Any action required or permitted to be taken by the holders of the issued and outstanding stock of the Corporation may be effected solely at an annual or special meeting of stockholders duly called and held in accordance with law and this Certificate of Incorporation, and the power of stockholders, or any of them, to consent in writing, without a meeting, to the taking of any such action is hereby specifically denied.


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                  2. Except as otherwise provided by law, at any annual or
special meeting of stockholders only such business shall be conducted as shall have been properly brought before the meeting in accordance with the provisions of this Certificate of Incorporation and the By-laws of the Corporation. In order to be properly brought before the meeting, such business must have either been (a) specified in the written notice of the meeting (or any supplement thereto) given to stockholders of record on the record date for such meeting by or at the direction of the Board of Directors, (b) brought before the meeting at the direction of the Board of Directors or the Chairman of the meeting, or (c) specified in a written notice given by or on behalf of a stockholder of record on the record date for such meeting entitled to vote thereat or a duly authorized proxy for such stockholder, in accordance with all of the following requirements. A notice referred to in clause (c) of this Section must be delivered personally to, or mailed to and received at, the principal executive office of the Corporation, addressed to the attention of the Secretary, in the case of business to be brought before a special meeting of stockholders, not more than ten (10) days after the date of the initial notice referred to in clause (a) of this Section, and, in the case of business to be brought before an annual meeting of stockholders, not less than ten (10) days prior to the first anniversary date of the initial notice referred to in clause (a) of this Section of the previous year's annual meeting; provided, however, that such notice shall not be required to be given more than seventy-five (75) days prior to an annual meeting of stockholders. Such notice referred to in clause (c) of this Section shall set forth (i) a full description of each such item of business proposed to be brought before the meeting, (ii) the name and address of the person proposing to bring such business before the meeting, (iii) the class and number of shares held of record, held beneficially and represented by proxy by such person as of


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the record date for the meeting (if such date has then been made publicly available) and as of the date of such notice, (iv) if any item of such business involves a nomination for director, all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the Securities and Exchange Commission pursuant to Section 14 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or any successor thereto, and the written consent of each such nominee to serve if elected, and (v) all other information that would be required to be filed with the Securities and Exchange Commission if, with respect to the business proposed to be brought before the meeting, the person proposing such business were a participant in a solicitation subject to Section 14 of the Exchange Act, or any successor thereto. No business shall be brought before any annual or special meeting of stockholders of the Corporation otherwise than as provided in this
Section 2.

                  3. The annual meeting of stockholders of the Corporation for the election of directors and the transaction of such other business as may be brought before such meeting in accordance with this Certificate of Incorporation shall be held at such hour and on such business day in each year as may be determined by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. If the election of directors shall not be held on the date designated therefor or at an adjournment of a meeting convened on such date, the Board of Directors by resolution or resolutions adopted by the


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affirmative vote of a majority of the entire Board of Directors shall cause to be held a special meeting of stockholders for such purpose as soon thereafter as is reasonably practicable. Special meetings of stockholders other than as above provided may be called at any other time only at the direction of the Board of Directors by resolution adopted by the affirmative vote of a majority of the entire Board of Directors or by such other person or persons as may be specified in this Certificate of Incorporation. Annual and special meetings of stockholders shall not be called or held otherwise than as herein provided. Except as otherwise provided by law or by this Certificate of Incorporation, at any meeting of stockholders of the Corporation the presence in person or by proxy of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote shall constitute a quorum for the transaction of business brought before the meeting in accordance with this Certificate of Incorporation and, a quorum being present, the affirmative vote of the holders of a majority in voting power present in person or represented by proxy and entitled to vote shall be required to effect action by stockholders; provided, however, that the affirmative vote of a plurality in voting power present in person or represented by proxy and entitled to vote shall be required to effect elections of directors. Election of directors need not be by written ballot except to the extent provided in the By-laws of the Corporation. At every meeting of stockholders, the Chairman of the Board of Directors or, in the absence of such officer, the Chief Executive Officer, and in the absence of the Chairman of the Board of Directors and the Chief Executive Officer such officer or other person as shall be designated in accordance with the By-laws of the Corporation, shall act as Chairman of the meeting. The Chairman of the meeting shall have sole authority to prescribe the agenda and rules of order for the conduct of each meeting of stockholders and to determine all questions arising thereat relating to the order of business and the conduct of the meeting, except as otherwise required by law.


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                                   ARTICLE VII

                               BOARD OF DIRECTORS

                  1. The number of directors of the Corporation shall not be fewer than eight (8) nor more than forty (40) (provided, however, that such maximum number may be increased from time to time to the extent provided for in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock) and within such limits shall be determined, and may be changed from time to time, solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors (such term meaning, for all purposes of this Certificate of Incorporation, the total number of directors of the Corporation as last determined by the Board of Directors in accordance herewith, including any directorships that are vacant for any reason). Except as otherwise provided by law or by this Certificate of Incorporation, a majority of the directors in office at the time of a duly assembled meeting shall be necessary to constitute a quorum for the transaction of business, and the act of a majority of the directors present at such meeting shall be the act of the Board of Directors.

                  2. Any vacancy in the Board of Directors caused by death, resignation, removal, disqualification or any other cause (other than an increase in the number of directors) may be filled solely by resolution adopted by the affirmative vote of a majority of the directors then in office, though less than a quorum of the entire Board of Directors, or by a sole remaining director; and a majority of the entire board may fill a vacancy which results from an increase in the number of directors. A director elected to fill a vacancy shall serve for the balance of the term of the replaced director.



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                  3. In furtherance of and not in limitation of the powers
conferred by statute, the Board of Directors of the Corporation, from time to time (after adoption by the undersigned of the original By-laws of the Corporation), may make, amend or repeal By-laws of the Corporation; provided, that any By-laws made, amended or repealed by the Board of Directors may be amended or repealed, and that any By-laws may be made, by the stockholders of the Corporation.

                  4. The By-laws may confer upon the Board of Directors powers in addition to the foregoing and in addition to the powers and authorities expressly conferred upon them by law, but only to the extent permitted by law and by the provisions of this Certificate of Incorporation.


                                  ARTICLE VIII

                                 INDEMNIFICATION

                  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees and disbursements), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the General Corporation Law of the State of Delaware and any other applicable law, as from time to time in effect.



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                  The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, member, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

                  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VIII or of the General Corporation Law of the State of Delaware.

                  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. Any repeal or modification of the foregoing sentence by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.




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                  For purposes of this Article VIII, references to the
"Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, members, employees or agents, so that any person who is or was a director, officer, member, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this
Article VIII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.


                                   ARTICLE IX

                TRANSACTIONS INVOLVING AN INTERESTED STOCKHOLDER

                  1. (a) In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in
Section 2 of this Article IX:

                    (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with, or any exchange of shares of the Corporation or any Subsidiary pursuant to a plan of exchange involving, (x) any Interested Stockholder (as hereinafter defined) or
          (y) any other corporation (whether or not itself an Interested



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          Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate (as hereinafter defined) of an Interested Stockholder;

                    (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder of any assets, securities or commitments of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of Five Million Dollars ($5,000,000) or more;


                    (iii) any reclassification of securities (including any combination of shares or reverse stock split), or recapitalization or reorganization of the Corporation, or any merger or consolidation of the Corporation with or into any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share owned directly or indirectly by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder, of the outstanding shares of any class of equity securities or securities convertible into equity securities of the Corporation or any Subsidiary;

                    (iv) the issuance, transfer or sale by the Corporation or by any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of, and/or



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          involving, an aggregate amount of Five Million Dollars ($5,000,000) or more;

                    (v) the adoption of any plan or proposal for the dissolution, liquidation or winding up of the Corporation if, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon, any person shall be an Interested Stockholder; or

                    (vi) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses
          (i) through (v); shall require the affirmative vote of the holders of not less than eighty percent (80%) in voting power of the outstanding Common Stock and Preferred Stock of the Corporation entitled to vote generally in the election of directors (for purposes of this Article IX, the "Voting Stock"), voting together as a single class. Each such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

                  (b) The term "Significant Transaction" used in this Article IX shall mean any transaction that is referred to in any one or more of clauses (i) through (vi) of the foregoing paragraph (a) of this Section 1.

                  2. The provisions of Section 1 of this Article IX shall not be applicable to any Significant Transaction, and such Significant Transaction shall require only such affirmative vote as is required by law or any other provision of the Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs (a) or (b) are met:


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                  (a) The Significant Transaction shall have been approved by a majority of the Continuing Directors (as hereinafter defined), voting separately and as a subclass of directors; or

                  (b) The transaction constituting the Significant Transaction shall provide for a consideration to be received by the holders of shares of Common Stock in exchange for their shares, and all of the following six conditions shall have been met:

                         (i) the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Significant Transaction of consideration other than cash to be received per share by holders of the Common Stock in such Significant Transaction shall be at least equal to the higher of the following:

                              (x) (if applicable) the highest per share price
               (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Stockholder which were acquired (A) within the two-year period immediately prior to the first public announcement of the proposed Significant Transaction (the "Announcement Date") or (B) in the transaction in which it became an Interested Stockholder, whichever is higher; and

                              (y) the Fair Market Value per share of Common
               Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher.



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                  All per share prices shall be adjusted to reflect any
                  intervening stock splits, stock dividends, share combinations and reverse stock splits.

                         (ii) If the transaction constituting the Significant Transaction shall also provide for a consideration to be received by holders of any class or series of outstanding Voting Stock (other than Common Stock) in exchange for their shares, the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Significant Transaction of consideration other than cash to be received per share by holders of shares of such Voting Stock, shall be at least equal to the highest of the following, whether or not the Interested Stockholder beneficially owns any shares of a particular class of Voting Stock:

                              (x) (if applicable) the highest per share price
               (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class or series of Voting Stock beneficially owned by the Interested Stockholder which were acquired (A) within the two-year period immediately prior to the Announcement Date or (B) in the transaction in which it became an Interested Stockholder, whichever is higher;

                              (y) (if applicable) the highest preferential
               amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation; and



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                              (z) the Fair Market Value per share of such class
               or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher. All per share prices shall be adjusted to reflect any intervening stock splits, stock dividends, share combinations and reverse stock splits.

                         (iii) The consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid by the Interested Stockholder for shares of such class or series of Voting Stock. If the Interested Stockholder beneficially owns shares of any class or series of Voting Stock which were acquired with varying forms of consideration, the form of consideration to be received by holders of such class or series of Voting Stock shall be either cash or the form used to acquire Voting Stock beneficially owned by it.

                         (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Significant Transaction: (x) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding shares of Preferred Stock; (y) there shall have been (A) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock) except as approved by a majority of the Continuing Directors, and (B) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of



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          any reclassification (including any share combination or reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors, and (z) such Interested Stockholder shall not have become the beneficial owner of any shares of Voting Stock except as part of the transaction in which it became an Interested Stockholder.

                         (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Significant Transaction or otherwise.

                         (vi) A proxy or information statement describing the proposed Significant Transaction and complying with the requirements of the Exchange Act and the rules and regulations thereunder (or any subsequent provisions replacing such Exchange Act, rules or regulations) shall be mailed to all stockholders of the Corporation at least thirty (30) days prior to the consummation of such Significant Transaction (whether or not such proxy or information statement is required to be mailed pursuant to such Act, rules or regulations, or subsequent provisions replacing any of the foregoing).

                  3. For the purposes of Article IX:

                         (a) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on



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
          September 5, 1985 (the term "registrant" in said Rule 12b-2 meaning, in this case, the Corporation).

                         (b) "beneficially owned" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on September 5, 1985.

                         (c) "Continuing Director" means any member of the Board of Directors who was a member of the Board of Directors on September 5, 1985 or who is elected to the Board of Directors after September 5, 1985 upon the recommendation of a majority of the Continuing Directors, voting separately and as a subclass of directors on such recommendation.

                         (d) "Fair Market Value" means: (x) in the case of stock, the highest closing sale price during the thirty (30) day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on such Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the thirty (30) day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by majority vote of the Continuing Directors; and (y) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by majority vote of the Continuing Directors.

                         (e) "Interested Stockholder" at any particular time means any person (other than the Corporation or any Subsidiary and other than any pension, profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

                              (i) is at such time the beneficial owner, directly
               or indirectly, of shares of the Corporation having twenty percent (20%) or more of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock;

                              (ii) at any time within the two-year period
               immediately prior to such time was the beneficial owner, directly or indirectly, of shares of the Corporation having twenty percent (20%) or more of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock; or

                              (iii) is at such time an assignee of or has
               otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to such time beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933; provided, however, that "Interested Stockholder" shall not mean any person who or which, as of December 31, 1985, met any of the conditions set forth in clauses (i), (ii) or (iii).

                         (f) "Person" shall mean an individual, a corporation, a partnership, an association, a joint stock company, a trust, any unincorporated organization or a government or political subdivision thereof.

                         (g) "Subsidiary" means any corporation of which a majority of any class or series of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in (e) of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class or series of equity security is owned, directly or indirectly, by the Corporation.

                         (h) A person shall be a "beneficial owner" of any shares of Voting Stock:

                              (i) which are beneficially owned, directly or
               indirectly, by such person or any of its Affiliates or Associates;

                              (ii) which such Person or any of its Affiliates or
               Associates has (x) the right to acquire (whether or not such right is exercisable immediately) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or
               (y) the right to vote pursuant to any agreement, arrangement or understanding; or

                              (iii) which are beneficially owned, directly or
               indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

                         (i) For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (e) of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by an Interested Stockholder through application of paragraph (a) of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.


                         (j) In the event of any Significant Transaction in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraph (b) of Section 2 shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

                  4. For the purposes of this Article IX, the Continuing Directors shall have the power and duty to determine, by majority vote, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Stockholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another and (d) whether the assets, commitments and/or securities which are the subject of any Significant Transaction have, or the consideration to be received for the issuance, transfer or sale of securities by the Corporation or any Subsidiary in any Significant Transaction has, an aggregate Fair Market Value of Five Million Dollars ($5,000,000) or more or any transaction specified in paragraphs (a)(ii) and (a)(iv) of Section 1 of this
Article IX meets any of the monetary or percentage tests set forth therein.

                  5. Nothing contained in this Article IX shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

                  6. The fact that any Significant Transaction complies with the provisions of this Article IX shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Significant Transaction or recommend its adoption or approval to the stockholders, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of, or actions and responses taken with respect to, such Significant Transaction.

                  7. No action taken by, or omission of, a Continuing Director in the exercise (or non-exercise) of the authority and discharge of the responsibilities conferred or imposed upon Continuing Directors by this Article IX shall be deemed to be, or involve, a breach of the fiduciary duty of such Continuing Director to the stockholders of the Corporation unless it can be demonstrated by the person asserting such breach that the Continuing Director acted in bad faith (or failed in bad faith to act) and in a manner inconsistent with the provisions and spirit of this Article IX.

                  8. All reasonable expenses (including, without limitation, attorneys' fees and disbursements) incurred by the Continuing Directors in the exercise of the authority and discharge of the responsibilities, conferred or imposed upon them by this Article IX (or incurred by reason or as a consequence of the exercise of such authority or the discharge of such responsibilities, including, without limitation, all attorneys' fees and disbursements incurred in asserting or defending any claim arising out of such exercise) shall be paid by the Corporation. The provisions of this Section 8 shall be deemed to be a contract between the Corporation and the Continuing Directors, and it shall be the duty of the Chief Financial Officer of the Corporation to make prompt payment thereof on the written request of a majority of the Continuing

Directors, accompanied by appropriate vouchers and invoices. The rights conferred upon the Continuing Directors and the obligations imposed upon the Corporation by this Section 8 shall be in addition to the rights of the Continuing Directors, as directors, to indemnification under Article VIII of this Certificate of Incorporation; provided, however, that the Corporation shall not, by reason of this sentence, be obliged to make duplicate payment of any item of expense incurred by a Continuing Director.


                                    ARTICLE X

                               AMENDMENT OR REPEAL

                  1. Notwithstanding any other provisions of this Certificate of Incorporation, no provision set forth in Article IX may be repealed or amended in any respect unless such action is approved by the affirmative vote of holders of not less than eighty percent (80%) in voting power of the outstanding Common Stock and Preferred Stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                  2. To the extent now or hereafter permitted by law, the Corporation reserves the right to amend, alter, change, supplement or repeal any provision of this Certificate of Incorporation, as from time to time amended, altered, changed, supplemented or repealed, and all rights of stockholders, directors, officers, employees and agents are subject to this express reservation.

                                   ARTICLE XI

               RESTRICTIONS ON CERTAIN ACTIONS BY THE CORPORATION

               1. Certain Purchases of Shares of the Corporation.

                         (a) Notwithstanding anything to the contrary contained in this Restated Certificate of Incorporation or the By-laws of the Corporation, the Corporation shall not, except as provided in paragraph (b) below, directly or indirectly, purchase any shares of Voting Stock (as hereinafter defined) owned by any Person or Group of Persons (as hereinafter defined) who or which, at the time the Corporation enters into an agreement providing for such purchase (or, if there is no such agreement, at the time of such purchase), is a Five Percent Stockholder (as hereinafter defined) for a Purchase Price (as hereinafter defined) exceeding one hundred five percent (105%) of the Market Value (as hereinafter defined) of such shares, unless such purchase shall be approved by the affirmative vote of holders of a majority of the shares of the Corporation entitled to vote generally in the election of directors represented in person or by proxy at an annual or special meeting of stockholders at which a quorum is present, voting as a single class. Such affirmative vote shall be required notwithstanding that no vote may be required, or that a lesser percentage may be specified, by any law or any agreement with a national securities exchange, or otherwise.

                         (b) The provisions of paragraph (a) of this Section 1 shall not apply to (i) any offer to purchase securities of the same class or series of Voting Stock made by the Corporation or any Subsidiary thereof on the same terms and conditions to all holders of such class or series, (ii) any purchase by the Corporation or any Subsidiary of the Corporation of shares owned by a Five Percent Stockholder occurring after the end of two years following the date on which such Person or Group of Persons became a Five Percent Stockholder, provided that at all times during such two-year period such Five Percent Stockholder shall have beneficially owned at least the number of shares to be purchased, (iii) any transaction made in accordance with the terms of any stock option, stock bonus, deferred compensation or other employee compensation or benefit plan now or hereafter maintained by the Corporation, or (iv) any purchase by the Corporation or any Subsidiary of the Corporation of Voting Stock pursuant to the terms of a stock repurchase plan authorized by the Board of Directors.

                         (c) The approval of stockholders contemplated by paragraph (a) above shall be sufficient if obtained at any time prior to the purchase of the shares involved, whether or not it shall have been obtained prior to the Corporation having become obligated to make such purchase, if the Corporation's obligation to purchase the shares is expressly conditioned upon such approval being obtained.

                         (d) For purposes of this Section:

                              (i) "Affiliate" and "Associate" shall have the
               respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on September 6, 1990.

                              (ii) a Person shall be a "beneficial owner" of any
               security of any class of the Corporation (A) that such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly, (B) that such Person or any of its Affiliates or Associates has any right to vote pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the beneficial owner of any stock under this clause (B) if the agreement, arrangement or understanding to vote such security (x) arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made in accordance with the applicable rules and regulations under the Exchange Act and (y) is not then reportable on a Schedule 13D under the Exchange Act (or any comparable or successor report), or (C) that such Person or any of its Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise. A security shall be "beneficially owned" by a Person if such Person is the beneficial owner of such security.

                              (iii) "Exchange Act" shall mean the United States
               Securities Exchange Act of 1934, as the same has been or hereafter may be amended from time to time, or any successor statute.

                              (iv) "Five Percent Stockholder" shall mean any
               Person or any Group of Persons (other than the Corporation, any Subsidiary of the Corporation, any employee benefit plan or employee stock plan of the Corporation or any Subsidiary of the Corporation or any trust or other entity organized, appointed, established or holding Voting Stock for or pursuant to the terms of any such plan when acting in such capacity) who or which owns beneficially, directly or indirectly, shares of Voting Stock entitling the holders thereof to exercise five percent (5%) or more of the voting power of all shares of stock of the Corporation entitled to vote generally in the election of directors. Notwithstanding the foregoing, no Person or Group of Persons shall be deemed to be a Five Percent Stockholder solely as a result of purchases of Voting Stock by the Corporation or any Subsidiary of the Corporation (other than from such Person or Group of Persons) unless, following the date on which such Person or Group of Persons would (but for the effect of the first clause of this sentence) have been deemed to be a Five Percent Stockholder, such Person or Group of Persons becomes the beneficial owner of any shares of Voting Stock which were not beneficially owned by such Person or Group of Persons prior to such date.

                              (v) "Group of Persons" shall mean two or more
               Persons who act in concert as a partnership, limited partnership, syndicate or other group pursuant to any written or oral agreement, arrangement, relationship, understanding or otherwise for the purpose of acquiring, owning, disposing or voting shares of the Corporation.

                              (vi) "Market Value" means (A) in the case of stock
               of the Corporation, the average closing sale price of a share on the composite tape for New York Stock Exchange listed shares during the thirty (30) trading days immediately preceding the date the Corporation enters into an agreement providing for a purchase described in paragraph (a) above (or, if there is no such agreement, the date of such purchase) or, if the shares in question are not quoted on the composite tape, or are not listed on the New York Stock Exchange, on any principal United States securities exchange registered under the Exchange Act on which the shares are listed, or, if the shares are not listed on any such exchange, on the National Association of Securities Dealers, Inc. Automated Quotation National Market System ("NASDAQ-NMS"), or, if the shares are not quoted on NASDAQ-NMS, the average closing bid quotation of a share on the National Association of Securities Dealers, Inc. automated quotation system or any similar system then in use; provided, however, that if the Person or Group of Persons from whom shares are to be purchased has commenced a tender offer for the shares or any other Voting Stock of the Corporation or has announced an intention to acquire or seek to acquire control of the Corporation, the period of thirty
               (30) trading days referred to herein shall be the thirty (30) trading days preceding the earlier of the commencement of such tender offer or the making of such announcement, and provided further that if no quotations are available as aforesaid, the Market Value of a share shall be the Fair Market Value of such share on the date the Corporation enters into an agreement providing for a purchase described in paragraph (a) above (or, if there is no such agreement, the date of such purchase), as determined in good faith by the Board of Directors, and (B) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by the Board of Directors of the Corporation in good faith.

                              (vii) "Person" shall mean an individual, a
               corporation, a partnership, an association, a joint stock company, a trust, any unincorporated organization or a government or political subdivision thereof.

                              (viii) the "Purchase Price" of any shares shall be
               the amount of any cash to be paid therefor, together with the Market Value of all indebtedness, securities or other property to be issued or transferred as additional consideration for such purchase.

                              (ix) "Subsidiary" means any corporation a majority
               of any class or series of equity security of which is owned, directly or indirectly, by the Corporation.

                              (x) "Voting Stock" means shares of stock of the
               Corporation entitled to vote generally in the election of directors.

         2.  Certain Compensation Arrangements.

                         (a) Notwithstanding anything to the contrary contained in this Restated Certificate of Incorporation or in the By-laws of the Corporation, the Corporation shall not enter into or otherwise become legally obligated in respect of any Compensation Arrangement (as hereinafter defined) if such Compensation Arrangement provides for any payment in the nature of compensation to (or for the benefit of) any officer or employee of the Corporation or any of its Subsidiaries which payment is contingent on a change in the ownership or effective control of the Corporation unless (i) the Corporation is not obligated to make any payment under such Compensation Arrangement which, individually or together with any other payment from the Corporation or its Subsidiaries in the nature of compensation to (or for the benefit of) such individual which are contingent on such change in ownership or effective control, would result in the making of a Parachute Payment (as hereinafter defined) or (ii) such Compensation Arrangement is approved by the affirmative vote of holders of a majority of the shares of the Corporation entitled to vote generally in the election of directors represented in person or by proxy at an annual or special meeting of stockholders at which a quorum is present, voting as a single class.

                         (b) For purposes of this Section:

                              (i) The phrase "contingent on a change in the
               ownership or effective control of the Corporation" shall have the same meaning as it has for purposes of Section 280G (as hereinafter defined), without giving effect to subparagraph
               (b)(2)(C) thereof.

                              (ii) "Compensation Arrangement" shall mean and
               include any employment agreement or contract, severance agreement, employee benefit plan or similar arrangement, entered into or adopted on or after the date on which this Article XI becomes part of the Restated Certificate of Incorporation, providing for any payment in the nature of compensation to be paid to (or for the benefit of) any officer or employee of the Corporation or any of its Subsidiaries.

                              (iii) "Parachute Payment" shall mean a "parachute
               payment" within the meaning of Section 280G, except that the phrase "3 times" in clause (b)(2)(A)(ii) thereof shall, for purposes of this Section 2, be replaced by "150% of."

                              (iv) "Section 280G" shall mean Section 280G of the
               Internal Revenue Code of 1986 as in effect on September 6, 1990.

                         (c) The approval of stockholders contemplated by clause
          (ii) of paragraph (a) above shall be sufficient if obtained either (i) prior to the Corporation becoming obligated under any Compensation Arrangement or (ii) after the Corporation shall become obligated thereunder but prior to the making of any payment thereunder, if in such case the Corporation's obligations under such Compensation Arrangement are expressly conditioned upon such approval being obtained.

                         3. Creation of Certain Rights and Options.

                         The Corporation shall not create or issue to its stockholders generally, or to holders of any class or series of its capital stock, any rights or options to purchase at any time any shares of capital stock or other securities of the Corporation, any Subsidiary thereof, any successor to the Corporation or any Subsidiary of the Corporation or any transferee of any substantial portion of the assets of the Corporation and its Subsidiaries, the terms and conditions of which rights or options include restrictions or conditions that preclude or limit the exercise, transfer or receipt of such rights or options when held by certain stockholders, or that invalidate or purport to invalidate or void such rights or options held by certain stockholders, unless the creation and issuance of such rights is approved by the affirmative vote of holders of a majority of the shares of the Corporation entitled to vote generally in the election of directors represented in person or by proxy at an annual or special meeting of stockholders at which a quorum is present, voting as a single class; provided, however, that (a) nothing contained in this Section 3 shall limit the right or power of the Corporation to issue options or other rights to purchase any shares of its capital stock or other securities to (i) any director, officer or employee of the Corporation or any Subsidiary thereof, as part of his compensation or payment or as part of an employee stock option or stock purchase plan or (ii) consultants or other persons providing goods, services or other benefits to the Corporation or any Subsidiary as consideration therefor and (b) the Corporation may issue such rights or options if by the terms thereof they shall expire and be of no further force or effect not later than ninety (90) days after the date of issuance thereof unless such rights or options have become exercisable prior to such date or unless prior to such date the issuance of such rights or options has been approved by the affirmative vote of the holders of a majority of the shares of the Corporation entitled to vote generally in the election of directors represented in person or by proxy at an annual or special meeting of stockholders at which a quorum is present, voting as a single class.

                         4. No Modification of Powers or Duties.

                         The provisions of this Article XI shall not be deemed or construed to either enlarge or diminish the powers or duties of the Board of Directors of the Corporation with respect to any matter or action that may be taken by the Corporation which is not specifically addressed in this Article XI.

                         IV. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.



         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by William J. Montgoris, its Chief Operating Officer, this 15th day of May, 1998.

                                            THE BEAR STEARNS COMPANIES INC.

                                            By: /s/ William J. Montgoris
                                                -------------------------------
                                                William J. Montgoris
                                                Chief Operating Officer